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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE                Contact: Donald J. Radkoski (614) 492-4901
August 15, 2005                                   or Mary Cusick (614) 492-4920


            BOB EVANS FARMS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal first quarter ended July 29, 2005.

         Total net sales for the quarter were $395.6 million, a 23 percent increase from $320.6 million in the corresponding period last year. The increase is primarily attributable to the Mimi's Cafe acquisition in July 2004. Net income for the quarter was $7.2 million, or $0.20 per share on a diluted basis, compared with $14.2 million, or $0.40 per share, a year ago. The decline reflects lower same-store sales and operating margins at Bob Evans Restaurants, partially offset by improved results in the food products segment.

         Same-store sales for the quarter decreased 1.9 percent at Bob Evans Restaurants. Average menu prices were down 0.1 percent from a year ago. At Mimi's Cafe, same-store sales increased 3.0 percent, with average menu prices up
2.3 percent. While the restaurant segment's total sales for the quarter rose 26 percent, mainly due to the Mimi's acquisition, its operating income was down 49 percent.

         Larry C. Corbin, interim chief executive officer and president, said, "Bob Evans' same-store sales remained soft in the first quarter, putting added pressure on our expense ratios as we continued to incur increased costs related to customer satisfaction initiatives. We have seen some improvement in sales and profitability recently; in our July fiscal month, Bob Evans' same-store sales declined less than 1 percent, and margins were higher than they had been earlier in the quarter. However, we have a great deal of work still ahead of us to restore profitability to acceptable levels."

         During the first quarter, the company opened six new Bob Evans Restaurants, which brings the total to 593. As previously announced, the company is reducing the number of Bob Evans Restaurant openings to approximately 20 this year, from 37 in fiscal 2005, as it focuses on improving results at existing units. One Mimi's Cafe restaurant was opened in the quarter, and 14 new Mimi's are expected to open in fiscal 2006, compared with 11 in fiscal 2005.

         In the food products segment, results for the quarter benefited from lower raw material costs in the company's sausage business. Hog costs averaged $48.00 per hundredweight, compared with $52.00 a year ago. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 6 percent. The segment's total sales for the quarter were up 7 percent, and operating income was $1.7 million, compared with an $833,000 operating loss in last year's first quarter.


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         Corbin commented, "Food products sales in the first quarter again were relatively strong, driven by continued growth in our refrigerated side dishes such as mashed potatoes and macaroni and cheese. In addition, we are pleased to note that hog costs have declined further in recent weeks, enhancing the near-term margin outlook in our sausage business."

          "Overall," Corbin concluded, "we are cautiously optimistic that the company's earnings will gradually improve as fiscal 2006 unfolds. As the interim CEO, I expect to make some tactical adjustments at Bob Evans Restaurants, carefully balancing cost-reduction opportunities with customer satisfaction initiatives. In addition, sales may benefit this fall as we refocus our marketing and new-product efforts on breakfast, our historical strength. Looking further ahead, as we go through the process of hiring a new CEO and reevaluating all aspects of our business, we expect to identify additional opportunities to improve the company's longer-term financial performance."

         The company's balance sheet remained strong at the end of the first quarter, with $273.8 million in total debt obligations, compared with $656.3 million in stockholders' equity.

         On Aug. 9, 2005, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable Sept. 1, 2005, to stockholders of record at the close of business on Aug. 19, 2005.

         Bob Evans Farms, Inc. owns and operates 594 full-service, family restaurants in 20 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 93 Mimi's Cafe casual restaurants located in 13 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


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                          CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                     (Thousands, except per share data)

                                             Three Months Ended
                                             ------------------
                                     July 29, 2005        July 30, 2004
                                     -------------        -------------
Net Sales
     Restaurant Segment                $ 341,032            $ 269,615
     Food Products Segment                54,608               51,000
                                       ---------            ---------
        Total                          $ 395,640            $ 320,615

Operating Income
     Restaurant Segment                $  12,312            $  23,917
     Food Products Segment                 1,689                 (833)
                                       ---------            ---------
        Total                          $  14,001            $  23,084

Net Interest Expense                   $   2,969            $     876

Income Before Income Taxes             $  11,032            $  22,208

Provisions for Income Taxes            $   3,872            $   7,972

Net Income                             $   7,160            $  14,236

Earnings Per Share
     Basic                             $    0.20            $    0.40
     Diluted                           $    0.20            $    0.40

Average Shares Outstanding
     Basic                                35,421               35,260
     Diluted                              35,645               35,671


                 Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

     o    Changing business and/or economic conditions, including energy costs

     o    Competition in the restaurant and food products industries

     o Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation

     o    Changes in the cost or availability of acceptable new restaurant sites

     o Adverse weather conditions in locations where the company operates its restaurants

     o Consumer acceptance of changes in menu, price, atmosphere and/or service procedures

     o Consumer acceptance of the company's restaurant concepts in new geographic areas

     o    Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

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Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.

         Company executives will discuss the results during a conference call Tuesday, Aug. 16, 2005, at 10 a.m. ET. To listen, call (888) 394-8033 (toll free) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, Aug. 16, 2005, immediately following the call by calling toll free
(877) 519-4471, pin code 6349326. The webcast version will also be archived on the company's Web site.